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Exhibit 2.2

ASSET PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BRIDGEPOINT EDUCATION, INC.

AND

THE COLORADO SCHOOL OF PROFESSIONAL PSYCHOLOGY

SEPTEMBER 12, 2007

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 LIST OF EXHIBITS

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Promissory Note
Exhibit D	Operating Agreement of University of the Rockies, LLC

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 ASSET PURCHASE AND SALE AGREEMENT

        This ASSET PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into on September 12, 2007, by and between Bridgepoint Education, Inc., a Delaware corporation ("Bridgepoint" and together with its permitted assigns, "Buyer") and The Colorado School of Professional Psychology, a Colorado non-profit corporation ("Seller"). Buyer and Seller are individually referred to as a "Party" and collectively, as the "Parties." Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in Article 14 hereof.

RECITALS

        A.    Seller is a not-for-profit graduate school accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools ("HLC"), located in Colorado Springs, Colorado, with a mission of providing ethical, scholarly, and personalized graduate education that prepares individuals for practice in the applications of psychology (the "Business").

        B.    Seller desires to sell, and Buyer desires to purchase from Seller all of the Assets (as defined below) of the Seller used in connection with the operation of the Business. Buyer is purchasing such Assets subject to only certain liabilities of the Seller as described below.

        C.    Buyer is a Delaware corporation which prior to the Closing, will be forming a wholly-owned subsidiary under the name University of the Rockies, LLC (or any other available name) (the "Subsidiary"), which Subsidiary will make the acquisition of the Assets and the Assumed Liabilities (as defined below).

AGREEMENT

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE OF ASSETS

        1.1    Purchase of Assets.    On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, all of Seller's assets of any kind and nature (including those assets used by the Counseling Center (as defined in Section 5.7 hereof)) other than the Excluded Assets (as defined in Section 1.2 below), used or useful in the Business. The Assets acquired hereunder shall be free and clear of all Encumbrances and shall include, without limitation, the following properties and assets, including such items acquired, added or replaced by Seller or coming into existence on or before the Closing Date, (collectively, the "Assets"):

          (a)   all cash, including, without limitation, checking account balances, certificates of deposit (including Seller's certificate of deposit with Air Academy Credit Union for the amount of $600,000.00, used as a security related to various U.S. Department of Education student loan programs), other time deposits and petty cash related to any unearned tuition for services to be provided on or after the Closing Date (computed in accordance with GAAP);

          (b)   all accounts and notes receivable (whether current or non-current), including, without limitation, student receivables, and causes of action specifically pertaining to the collection of the foregoing, that are related to any unearned tuition for services to be provided on or after the Closing Date;

          (c)   all promotional allowances, vendor rebates and similar items;

          (d)   all Intellectual Property and Intellectual Property Assets, including without limitation rights to Seller's Internet domain name "www.cospp.edu " (the "Domain Name"), either alone or in conjunction with other words or names in the context of the operation of a school or other learning institution, all names of all units of Seller, athletic team names, mascot names, and all curricula for all courses and programs, including degree programs;

          (e)   all Contracts (including the lease for the Leased Property and any leasehold improvements thereon), written employment agreements and arrangements and outstanding offers or solicitations made by or to Seller to enter into any contract listed on Schedule 3.12(a);

          (f)    all Fixtures and Equipment;

          (g)   all deposits, advances, prepaid and other current assets;

          (h)   all rights to receive and retain mail, accounts receivable payments and other communications related to the Seller;

          (i)    all data and records, including without limitation, student and customer lists, research and development reports, personnel records, service and warranty records, equipment and logs, operating guides and manuals, financial and accounting records, creative materials, advertising, marketing and promotional materials, and all other printed or written materials;

          (j)    to the extent transferable, and if not transferable all rights to deal with, affect, alter, modify or change, all permits, licenses, certifications, and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

          (k)   all goodwill as a going concern and other intangible properties;

          (l)    all telephone numbers used by the Seller;

          (m)  all warranties and indemnities that relate to the Assets or the Business;

          (n)   all rights to proceeds under insurance policies to the extent related to or payable in connection with any of the Assets;

          (o)   all security deposits related to the Contracts;

          (p)   all claims of the Seller against Third Parties relating to the Assets whether choate or inchoate, known or unknown, contingent or fixed; and

          (q)   all books, documents and other items of whatsoever kind or nature (hard copies and electronic forms) contained in the Seller library collection.

        1.2    Excluded Assets.    Notwithstanding anything to the contrary contained herein, personal property, grant funds and the Counseling Center logo listed on Schedule 1.2 are not to be acquired by Buyer hereunder and shall be retained by the Sellers (the "Excluded Assets").

        1.3    Liabilities.    Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume only the following Liabilities of the Seller, collectively the "Assumed Liabilities": (x) Liabilities relating to the Assets, (y) Employees' Accrued Liabilities and (z) Liabilities of the Business which have been incurred exclusively in the ordinary course of the conduct of the Business, all which Assumed Liabilities are set forth on Schedule 1.3 attached hereto. Except for the Assumed Liabilities, Buyer shall not assume, or otherwise be responsible for, and Seller shall be and remain responsible for any and all other Liabilities of the Seller, including, without limitation: (i) any obligations relating to any breaches of the Contracts that occurred prior to the Closing Date, (ii) Liabilities related to the Excluded Assets, (iii) any pre-Closing Liabilities relating to or arising from the operation of the Counseling Center (as defined in Section 5.7 and as provided for in Section 10.7 below) and/or the Business, (iv) appraisal fees and any attorneys' fees and expenses incurred by Seller in connection with the transactions contemplated herein, (v) the Employees' Excluded Liabilities (as defined in Section 5.4(a) below), (vi) Liabilities relating to Seller's failure to timely return certain students' stipends or excess funds, as required by the U.S. Department of Education Rules and regulations, (vii) the Shareholders' Loans and any other Liabilities relating thereto, or (viii) any unknown or undisclosed Liabilities (all the foregoing collectively are referred to as the "Excluded Liabilities"). All Excluded Liabilities shall be retained by the Seller. Seller shall timely pay, perform and discharge the Excluded Liabilities. If after the Closing Date any Excluded Liabilities are not so paid when due and thereafter the Seller fails to pay such Excluded Liabilities within ten (10) days of receipt of written notice from Buyer, or Buyer reasonably determines that the failure of Buyer to promptly pay such Excluded Liabilities will result in an adverse effect to Buyer, Buyer may elect to make any or all such payments directly (but shall have no obligation to do so) and require immediate reimbursement from the Seller.

        1.4    Consideration.    In consideration for the Assets, Buyer agrees to deliver to Seller at Closing the amount of Two Million One Hundred Thousand Dollars ($2,100,000.00) (the "Consideration") payable as follows:

          (a)   Buyer will assume the Assumed Liabilities; and

          (b)   The difference between $2,100,000.00 and the Assumed Liabilities will be paid to Seller in cash, in equal monthly installments over a 4-year period, in accordance with the terms of a non-transferable promissory note ("Note") to be issued by Buyer's Subsidiary substantially in the form attached as Exhibit C. The Note shall bear no interest and shall be secured solely with the Assets. Until such time as the procedure set forth in Section 1.6 below has been completed, the Parties hereto agree that the original Note will be kept in escrow by an independent third party escrow agent mutually acceptable to the Parties hereto, and such third party escrow agent will only release the Note upon receipt of jointly signed instructions by Seller and Buyer.

        The Consideration shall be subject to adjustment as provided in Sections 1.5 and 1.6 below, as Seller hereby acknowledges and agrees that: (i) in no event the Consideration to be paid by Buyer (taking into account the Assumed Liabilities) shall exceed $2,100,000.00 and (ii) the Consideration has been determined based upon Seller's representation that Seller's Business is operating on a cash flow break even basis through December 31, 2007.

        1.5    Adjustment to Consideration.

          (a)   Within ten (10) days prior to the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet of the Seller (the "Closing Balance Sheet") certified as true, complete and accurate, by an authorized officer of Seller. The Closing Balance Sheet shall be prepared in accordance with the same principles applied in preparation of the Financial Statements, and shall fairly and accurately present the assets, Liabilities (including reserves) and financial position of the Seller, as of the Closing Date. Buyer shall have five (5) business days following delivery of the Closing Balance Sheet to notify Seller in writing of any objections to the Closing Balance Sheet.

          (b)   If Buyer does not object to the Closing Balance Sheet, it shall cause its Subsidiary to issue at Closing, the Note in the principal amount resulting from the difference between $2,100,000.00 minus the Projected Cash Shortfall Amount and the Assumed Liabilities, which liabilities shall be reflected on the Closing Balance Sheet.

          (c)   If Buyer does object to any item in the Closing Balance Sheet, it shall notify Seller in writing prior to Closing, and Buyer and Seller shall use reasonable efforts to resolve any differences with respect to the Closing Balance Sheet. In the event Seller and Buyer are unable to reach agreement prior to Closing, the Parties shall proceed with the Closing and shall submit the disputed items for resolution post-Closing to an independent accounting firm of nationally or regionally recognized standing selected by both Parties (a "Qualified Accountant"). The Qualified

  Accountant's determination on the items on dispute on the Closing Balance Sheet (the "Final Balance Sheet") and the pro-rata allocation of its fees, expenses and costs (as hereinafter set forth) shall be final and binding on Buyer and Seller. The fees, expenses and costs of the Qualified Accountant shall be borne by Seller and Buyer in inverse proportion as each of them may prevail on the matters resolved by the Qualified Accountant, which pro-rata allocation will also be determined by the Qualified Accountant and be included in its final decision. Upon receipt of the Final Balance Sheet, Buyer shall cause its Subsidiary to issue the Note in the principal amount resulting from the difference between $2,100,000.00 and the Assumed Liabilities as reflected in the Final Balance Sheet, which Note shall be subject to further adjustment as set forth in Section 1.6 below.

        1.6    Cash Flow Adjustment.    As of the date of this Agreement, the Parties have projected that tuitions expected to be collected for the months of September 2007 and October 2007 will not cover certain liabilities due and payable on these same months in the estimated amount of $550,000.00 (the "Projected Cash Shortfall Amount"). Within ninety (90) days after the Closing, Buyer shall conduct and complete a review of enrollments and related tuition and fees for the starts in August 2007 and October 2007, and if upon completion of such review, Buyer determines that the Business will not provide a break even cash based operating statement for the remainder of 2007 (the "Cash Flow Determination"), Buyer (or its Subsidiary's authorized officer) shall deliver the Cash Flow Determination to Seller. If Seller fails to object to the Cash Flow Determination within five (5) days from receipt thereof, the principal amount of the Note shall be adjusted up or down on a dollar-for-dollar basis based on the cash flow of Seller for the remainder of 2007 as reflected in the Cash Flow Determination; provided, however, that in the event of an upward adjustment, the sum of the principal amount of the Note plus the Assumed Liabilities shall not exceed in any event $2,100,000.00. The original Note shall be cancelled and replaced with a new Note reflecting such principal amount. If Seller timely objects to the Cash Flow Determination, the dispute shall be submitted to a Qualified Accountant as provided in Section 1.5(c) above and upon receipt of the Qualified Accountant's final and binding decision (which shall also include a determination on payment of fees and expenses), a new Note reflecting the principal amount determined by the Qualified Accountant's final and binding decision shall be issued by the Subsidiary and upon receipt of the same Seller shall deliver to Buyer the original Note marked cancelled.

        1.7    Pro-rations.    All revenues received by Seller through the Closing corresponding to the school year in which the Closing occurs shall be used by the Seller to pay its operating expenses and liabilities through the Closing. All expenses incurred for the present school term of the Seller shall be prorated five (5) days prior the Closing. Five (5) days prior to the Closing, the Seller shall submit the provided revenues and expenses to the Buyer for its approval. These pro-rations shall be made on an accrual basis.

ARTICLE 2
CLOSING

        2.1    Closing Date.    The closing of the transactions provided for herein ("Closing") shall take place at the offices of Seller located at 555 East Pikes Peak Avenue, Suite 108, Colorado Springs, Colorado, at 10:00 a.m. local time on September 12, 2007, or at such other place, later time or date as the Parties may mutually agree to in writing, such date being referred to herein as the "Closing Date"; provided, however, that the Closing shall not occur until after each of the conditions set forth in Articles 7 and 8 hereto have been satisfied or waived by the benefited Party even if the Closing Date is extended beyond September 12, 2007, as provided herein.

        2.2    Deliveries by Seller at Closing.    At the Closing, Seller will deliver to Buyer:

          (a)   physical possession of all of Seller's Assets and the Real Property;

          (b)   a bill of sale, substantially in the form attached hereto as Exhibit "A" ("Bill of Sale"), conveying in the aggregate all of Seller's Assets, duly executed by the Seller;

          (c)   an assignment and assumption agreement, substantially in the form attached hereto as Exhibit "B" ("Assignment and Assumption Agreement"), pursuant to which the Seller will assign to Buyer's Subsidiary, and Buyer's Subsidiary will agree to assume, all of the Assumed Liabilities and all Contracts (including, without limitation, all faculty employment contracts);

          (d)   an assignment of all Seller's bank accounts, duly executed by an appropriate officer of the Seller;

          (e)   fully executed intellectual property assignments, each in recordable form to the extent necessary to assign such rights;

          (f)    all Books and Records;

          (g)   a copy of the resolutions of the Board of Directors of Seller and its members (if any, and to the extent necessary), approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of all of the transactions contemplated hereby and thereby, duly certified by an appropriate officer;

          (h)   a Seller's Closing Certificate duly executed by an authorized officer of Seller;

          (i)    a certificate issued by the Secretary of State of the State of Colorado indicating that Seller is in good standing, and a certificate issued by the Colorado's taxing authority indicating that no Taxes are due by Seller, each dated no earlier than five (5) business days prior to the Closing;

          (j)    a duly executed employment agreement for Dr. Emory G. Cowan, Jr., Ph.D. ("Cowan Employment Agreement"), with terms and conditions mutually agreeable between the Parties hereto; and

          (k)   such documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer to consummate the transaction contemplated herein, each in form and substance satisfactory to Buyer and its legal counsel and duly executed by the Seller.

        2.3    Deliveries by Buyer at Closing.    At the Closing, Buyer will deliver or cause its Subsidiary to deliver (as applicable) to Seller:

          (a)   signed counterpart to the Assignment and Assumption Agreement executed by the Subsidiary;

          (b)   signed counterpart to intellectual property assignments executed by the Subsidiary;

          (c)   signed counterpart to the Cowan Employment Agreement;

          (d)   a Buyer's Closing Certificate duly executed by an authorized officer of Buyer;

          (e)   a signed copy of the Operating Agreement of the Subsidiary, in the form attached hereto as Exhibit D; and

          (f)    a copy of the resolutions adopted by the Board of Directors of Buyer, approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of all of the transactions contemplated hereby and thereby, duly certified by an appropriate officer.

 ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

        Except as otherwise set forth in a disclosure schedule delivered to Buyer by Seller pursuant to this Agreement (the "Disclosure Schedule"), Seller hereby represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

        3.1    Organization.    Seller is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; it has all requisite power and authority to own, lease and operate the Assets, properties and business and to carry on the Business as now conducted and as presently contemplated to be conducted and is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of its business or the location of its properties or operations requires such qualification or licensing.

        3.2    Authority to Execute and Perform Agreement.    Seller has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all the Transaction Documents and to perform fully its obligations hereunder and thereunder.

        3.3    Enforceability.    This Agreement and the other Transaction Documents shall constitute the valid and binding obligation of Seller, enforceable against the Seller in accordance with the terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

        3.4    No Violation.    The execution and delivery by Seller of this Agreement or any of the Transactions Documents hereto nor the consummation of the transactions contemplated herein or therein will knowingly: (a) violate any provision of the Articles of Incorporation, bylaws or other charter documents of Seller; (b) violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any Contract; (c) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any Contract; (d) result in the creation or imposition of any Encumbrance upon any of the Assets of the Seller; (e) violate or require any consent or notice under any law or order to which Seller is subject; or (f) violate any permits or licenses of the Seller.

        3.5    Regulatory Approvals and Other Consents.    Section 3.5 of the Disclosure Schedule sets forth a complete and accurate description of each consent, approval, authorization, notice, filing, exemption or other requirement, whether or not prescribed by the Articles of Incorporation, or other charter document of the Seller, whether prescribed by law or order or whether required pursuant to the terms of any Contract, which must be obtained from any Person or which must otherwise be satisfied by the Seller ("Required Consents") in order that (i) the execution and delivery by Seller of this Agreement or the Transaction Documents and (ii) the consummation of the transactions contemplated herein and therein will not cause any breach of the representations and warranties contained in Article 3. Each such consent, approval, authorization or other requirement will be obtained or satisfied by Seller prior to the Closing.

        3.6    Financial Condition/Financial Statements.    Attached as Section 3.6 of the Disclosure Schedule are the following (collectively, the "Financial Statements"): (i) audited balance sheets as of July 31, 2003, 2004, 2005 and 2006 and the related unaudited statements of income, for each of the fiscal years then ended, (ii) the unaudited balance sheet of Seller as of the fiscal year ending July 31, 2007, (collectively, the "Interim Balance Sheet"), and the related unaudited statements of income, for the fiscal year ending on July 31, 2007, (the "Interim Balance Sheet Date") (as applicable), including monthly profit and loss statements, aged Accounts Receivable and detail of property assets. The Financial Statements fairly present the financial condition and the results of operations and changes in equity of Seller as of the respective dates of and for the periods referred to in such financial statements, have been prepared in accordance with GAAP on a consistent basis throughout the periods covered by the Financial Statements.

        3.7    No Undisclosed Liabilities.    Except for (i) those Liabilities specifically accrued or reserved against on the Seller's Interim Balance Sheet (ii) those current liabilities for trade or business obligations incurred since the Interim Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of the business and consistent with past practices, (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement) (iii) Liabilities arising under any Contract (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iv) those Liabilities otherwise specifically disclosed in Section 3.7 of the Disclosure Schedule, Seller has, as of the date hereof, no other Liabilities and there is no existing condition, situation or set or circumstances which could reasonably be expected to result in undisclosed Liabilities.

        3.8    Compliance with Laws, Governmental Matters.

          (a)    General.    Seller has complied with, and is now in compliance with, all laws and orders applicable to the Seller, its Assets and the operation of its Business, and, at time of Closing, no capital expenditures are required in order to insure continued compliance therewith. Section 3.8(a) of the Disclosure Schedule sets forth each Permit, together with its date of expiration. Except for the Permits already held by the Seller as disclosed in Section 3.8(a) of the Disclosure Schedule, no other franchise, license, permit, order or approval of any Governmental Authority is material to or necessary for the conduct of the Business as previously conducted during the twelve (12) month period prior to the date hereof and as presently conducted. Each Permit is in full force and effect; Seller is now and has at all times in the past been in all material respects in full compliance with each such Permit, no violations are or have in the last five (5) years been recorded by any Governmental Authority in respect of any such Permit, and no proceeding is pending or, threatened to revoke, amend or limit any such Permit. There are no known pending or threatened Proceedings by or before any Governmental Authority which involves new special assessments, assessment districts, bonds, Taxes, condemnation actions, laws or orders or similar matters which, if instituted, could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business or prospects of the Business or the value or utility of the Assets.

          (b)    Environmental and Industrial Hygiene Compliance.    Except as disclosed in Section 3.8(b) of the Disclosure Schedule, (i) Seller, its Assets and the Business has not been or is now in violation of any applicable Environmental Law or Order; (ii) Seller has not, prior to the date hereof, ever used, generated, manufactured, treated, stored or disposed of on, under or about the Real Property transported to or from the premises of the Real Property any Hazardous Materials (as defined below), flammables, explosives, radioactive materials, hazardous wastes, toxic substances or related materials; (iii) Seller has obtained and now hold all Permits which are required to be held by it under all applicable Environmental Law or Order; (iv) Seller is in compliance with all terms and conditions of any and all required Permits and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or required by all applicable Environmental Law or Order, and any notice or demand letter issued, entered, promulgated or approved thereunder; (v) no past or present events or conditions interfere with or prevent continued compliance by the Seller, or give rise to any material present or potential legal, common law or statutory liability of the Seller, any applicable Environmental Law or Order; (vi) there is no pending civil or criminal litigation, notice of violation or administrative proceeding involving the Seller relating in any way to any Environmental Law or Order (including notices, demand letters or claims under RCRA, CERCLA and similar state or local laws), other than rule-making proceedings, if any. For the purpose of this

  Section 3.8, "Hazardous Materials" means any chemical, compound, mixture, substance, material, condition or waste that is hazardous to human health, safety, or the environment due to its radioactivity, ignitability, corrosivity, flammability, toxicity or properties including but not limited to (i) substances now or at any time hereafter defined as "hazardous substances," "hazardous materials," or "toxic substances" in CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq. or RCRA, as the same may be amended from time to time, or in the regulations adopted and publications promulgated pursuant to said laws from time to time, (ii) those substances now or at anytime hereafter defined as "hazardous wastes" under applicable state law in Colorado, or in the regulations adopted and publications promulgated pursuant to said laws from time to time, (iii) petroleum, (iv) PCB, and (v) asbestos in any form.

        3.9    Litigation.    Section 3.9 of the Disclosure Schedule sets forth an accurate and complete description of every known pending or threatened adverse claim, dispute, governmental investigation, suit, action, arbitration or other proceeding, legal, administrative or other proceeding of any nature (the "Proceeding"), against or otherwise affecting the Seller, its Assets, Business or any of its directors and officers and key employees. To Seller's knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. No Proceeding, if decided adversely to the Seller, could reasonably be expected to adversely affect the condition (financial or otherwise), Assets, Liabilities, Business, operations or prospects of the Seller.

        3.10    Personal Property.

          (a)    Tangible Personal Property.    Section 3.10(a) of the Disclosure Schedule sets forth, as of the date hereof, (i) a description, including the location, of each item of the tangible personal property owned by the Seller having either a depreciated book value or estimated fair market value per unit in excess of $5,000, or not owned by the Seller but in its possession or used in the Business and having rental payments therefor in excess of $5,000 per year; and (ii) a description of the owner of, and any contract or other agreement relating to the use of each such item of tangible personal property not owned by the Seller and the circumstances under which such property is used.

          (b)   Except as disclosed in Section 3.10(b) of the Disclosure Schedule as of the date hereof:

            (1)   Seller has good and marketable title to each item of tangible personal property, all transferable leaseholds in tangible personal property leased by the Seller, free and clear of all Encumbrances except for liens, if any, for personal property Taxes not due and liens of repairmen or bailees or other similar liens incurred in the ordinary course of business in respect of obligations which are not overdue; and

            (2)   the operation of each item of the tangible personal property during the twelve (12) month period prior to the date hereof, as presently conducted and as proposed to be conducted is not in any material respect in violation of any applicable building code, zoning ordinance or other law including, without limitation, applicable environmental protection and occupational health and safety laws and regulations.

            (3)   during the past three (3) years, there has not been any significant interruption in the operations of the Seller due to inadequate maintenance of any item of tangible personal property.

        3.11    Intellectual Property.

          (a)   Section 3.11(a) of the Disclosure Schedule sets forth: (i) a true and accurate identification of each registered fictitious business name, trademark, service mark, trade name and slogan, domain names, and each registration and registration application for any of the foregoing, constituting a part of the intangible personal property of the Business; (ii) a true and complete schedule of each registered copyright, and each registration and application therefor constituting a part of the intellectual property; (iii) a true and complete schedule of each patent and patent application registered industrial design and description of any material technical information, documentation or manuals currently used in the Business; (iv) each item of material "software" (which is not comprised of desktop applications generally commercially available to Third Parties for lease fees of less than $1,000 per license) and associated documentation constituting a part of the intellectual property; (v) processes and know-how, (v) a true and complete list of each Contract to which Seller is a party with respect to the Business either as licensee or licensor or otherwise relating to any item of the intangible personal property and (vi) other intangible personal property and proprietary information ("Intellectual Property") owned by the Seller or licensed to or used by the Seller and necessary to conduct its Business as currently conducted and continue the Business as hereto conducted ("Intellectual Property Assets").

          (b)   Except as indicated in Section 3.11(b) of the Disclosure Schedule, as of the date hereof:

            (1)   Seller is the owners of all right, title and interest in and to each the Intellectual Property Assets, free and clear of all Encumbrances;

            (2)   all patents, trademarks copyrights and other state and federal registrations and all applications therefor listed in Section 3.11 of the Disclosure Schedule are valid and in full force and effect and are not subject to any Taxes, maintenance fees or actions falling due within ninety (90) days after the date hereof,

            (3)   there are no known pending Proceedings concerning any Intellectual Property and Intellectual Property Assets, and no such Proceeding, dispute or disagreement is threatened;

            (4)   Seller has have the right and authority to use the Intellectual Property Assets; such use did not and will not knowingly conflict with, infringe upon, or violate any patent or other proprietary right of any other Person, and Seller has not knowingly infringed and is not now knowingly infringing any proprietary right belonging to any other Person;

            (5)   Seller has all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets; and

            (6)   The consummation of the transactions contemplated hereby will not alter or impair any of the Intellectual Property rights or Buyer's ability to use the Intellectual Property Assets in the conduct of the Business by the Seller or as proposed to be conducted by the Buyer.

        3.12    Contracts.

          (a)   Section 3.12(a) of the Disclosure Schedule sets forth a true and correct list of each written Contract and Section 3.12(b) sets forth a true and correct list of the terms of each oral contract, agreement or arrangement to which Seller is a party, except (i) any contract or other agreement which can be cancelled on 30-days notice or which would be required to be disclosed therein but for specific exemptions contained therein; (ii) purchase or sales orders made in the ordinary course of business and not involving a commitment for a duration greater than one year or an aggregate amount in excess of $5,000; and (iii) any other Contract or other agreement made in the ordinary course of business and not providing for a duration in excess of six months or involving aggregate payments or potential liabilities in excess of $5,000 for such six (6) months.

          (b)   Except as disclosed in Section 3.12(c) of the Disclosure Schedule, as of the date hereof:

            (1)   To Seller's knowledge, each Contract is the valid and binding obligation of the other contracting party, enforceable in all material respects in accordance with its terms against the other contracting party and is in full force and effect; and all rights of the Seller thereunder are owned free and clear of any Encumbrance;

            (2)   no other contracting party to any Contract is now in material breach thereof or has breached the same in any material respect within the twelve-month period prior to the date hereof, there is no anticipated material breach thereof by any such party; and there are not now, nor have there been in the twelve (12) month period prior to the date hereof, any written disagreements or disputes between the Seller and any other party to any Contract relating to the validity or interpretation of such Contract or to the performance by any party thereunder that has been disclosed to Seller in writing;

            (3)   Seller has fulfilled all obligations required pursuant to each Contract to have been performed by it prior to the date hereof, and Seller has no reason to believe, as of the date of Closing, that Seller would not be able to fulfill, when due, all of its obligations under each Contract which remain to be performed between the date hereof and the Closing;

            (4)   Seller has not received any notice that any party to any Contract intends to cancel or terminate any such Contract or to exercise or not to exercise any option or extension right thereunder;

            (5)   Seller does no have any liability or obligation with respect to the return of inventory or products sold by the Business which are in the possession of distributors, wholesalers, retailers or customers; and

            (6)   the Contracts include all of the contracts and agreements necessary for the conduct of the Business as conducted during the twelve-month period prior to the date hereof, and as proposed to be conducted as of the date of Closing.

        3.13    Labor and Employment Matters; Consultants.

          (a)   Section 3.13(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of Seller: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation (including salary, commissions, bonuses, incentives and other amounts) paid or payable; sick days, personal days and vacation leave that is accrued but unused through the date of this Agreement; benefits to which he or she is entitled; last review date; last compensation adjustment date; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan ("Employees' Accrued Liabilities"). None of Seller's employees has an employment agreement and all employees of Seller are employed at-will and may be terminated by Seller without the payment of severance. Seller has no retired employees, directors.

          (b)   Section 3.13(b) of the Disclosure Schedule contains a complete and accurate list of the following information for each consultant and independent contractor of Seller: name, services provided, compensation (including commissions), date of commencement and termination of contract.

          (c)   Seller's relationship with its employees and independent contractors is good. Seller is not a party to any collective bargaining or other agreement with labor unions, labor representatives or any other employee groups; Seller is not experiencing, and is not aware of any facts or circumstances which would result in any labor troubles or strife, work stoppages, slowdowns, or other labor matters; Seller has not received notice that it has committed any unfair labor practice and is not experiencing, and is not aware of any facts or circumstances which would result in, any current union organization efforts or negotiations or requests for negotiations, for any representation or any labor contract relating to its employees.

          (d)   Except as disclosed in Section 3.13(c) of the Disclosure Schedule, as of the date hereof:

            (1)   no charge or complaint of employment discrimination against the Seller related to the Business is pending or threatened before the Equal Employment Opportunity Commission or any other federal, state, or local agency, court or tribunal;

            (2)   no charge of complaint against the Seller related to the Business is pending or threatened for payment of wages or other benefits under the Fair Labor Standards Act, as amended, or under any similar state or local employment standards law;

            (3)   no charge or complaint against the Seller related to the Business is pending or threatened before the Occupational Safety and Health Administration or any similar state or local agency;

            (4)   there is no complaint or action against the Seller related to the Business by any current or former employee of the Seller, including, but not limited to, a complaint or action alleging breach of an employment contract, wrongful discharge, or breach of a duty of good faith and fair dealing in the employment relationship is pending before any federal, state or local agency, court or tribunal;

            (5)   there no complaint or action against the Seller related to the Business by any current or former independent contractor of Seller;

            (6)   there are no pending claims against the Seller related to the Business for workers' compensation, unemployment insurance, or disability benefits under federal, state, or local law; or

            (7)   as of the Closing Date, Seller will have withheld all amounts required by currently applicable law or by written agreement to be withheld from the wages, salaries and other payments to its employees involved in the Business.

        3.14    Pension and Benefit Plan.

          (a)   Section 3.14(a) of the Disclosure Schedule sets forth a correct and complete list of the pension plans and welfare plans that the Seller and its ERISA affiliates maintain, as of the date hereof.

          (b)   Except as disclosed in Section 3.14(b) of the Disclosure Schedule, as of the date hereof:

            (1)   Each ERISA plan conforms in all material respects to all applicable laws, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). All material notices, reports, returns, applications and disclosures have been timely made which are required to be made to the Internal Revenue Service and the U.S. Department of Labor;

            (2)   the Seller and its ERISA affiliates have made or provided for (with fully-funded reserves) all contributions heretofore required to have been made under all ERISA plans, and will, by the Closing Date, have made or provided for (with fully-funded reserves) all contributions required to be made on or before the Closing Date under all such plans;

            (3)   No ERISA plan nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction which may subject any of such ERISA plans, any such trust, or any party dealing with such ERISA plans or any such trust, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA;

            (4)   There are no actions, claims or lawsuits which have been asserted or instituted against the assets of any of the trusts under the ERISA plans, and no basis for such action, claim or lawsuit exists, and no such action, claim or lawsuit has been threatened; and

            (5)   True, correct and complete copies of the following documents, with respect to each of the ERISA plans, have been delivered to Buyer:

              (i)    Each ERISA plan document.

              (ii)   The most recent summary plan description of each ERISA plan for which a summary plan description is required under ERISA and summaries of material modifications thereto.

              (iii)  All instruments under which the assets of any ERISA plan are held or managed and benefits provided, including, but not limited to, insurance contracts, trust agreements, custodial contracts and investment management agreements.

              (iv)  The two most recent Forms 5500, 5500-C or 5500-R for each ERISA plan for which such filing is required, with all attachments and schedules thereto.

              (v)   The two most recent annual financial statements for each ERISA plan, if not included with such Form 5500 (5500-C or 5500-R); and

              (vi)  With respect to each ERISA plan that has received a determination letter under Section 401(a) of the Code, and any voluntary employee benefit association trust that has received a determination letter under Section 501(c) of the Code, the most recent Internal Revenue Service determination letter (including any letter concerning the tax-exempt status of any trust under Section 501 (a) of the Code).

        3.15    Insurance.    Section 3.15 of the Disclosure Schedule sets forth a true and correct list of all policies or binders of fire, liability, workers' compensation, vehicular or other insurance held by or on behalf of Seller specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $5,000. Such policies and binders are in full force and effect. There are no outstanding unpaid claims under any such policy or binder.

Seller has not received a notice of cancellation or non-renewal of any such policy or binder. There is no inaccuracy in any application for such policies or binders, any failure to pay premiums when due, or any similar state of facts which may form the basis for termination of any such insurance. In the last five years the Seller has never been refused any insurance with respect to its properties or operations, nor has its insurance coverage ever been limited. The Seller is unaware of any facts which, if known to any such insurer, may result in a cancellation or termination of any such policy or binder. The rating of the insurance companies insuring all of the policies is not less than BB+. The insurance owned by the Seller is appropriate for the Business operated by the Seller. All of the insurance policies set forth on the Disclosure Schedule will remain in full force and effect after the completion of the transaction contemplated by this Agreement.

        3.16    Compliance with the U.S. Department of Education and Other Applicable Governmental Rules.    The Seller has complied with the U.S. Department of Education Rules and regulations during the Seller's ownership of the Business, including, without limitation, those relating to the receipt of Title IV funds for its students, the timely return of students' stipends or excess funds, and, except as disclosed in Section 3.16 of the Disclosure Schedule, it has complied with all applicable rules and outcomes and compliance standards. None of the funds have knowingly been improperly spent by Seller as defined by the U.S. Department of Education Guidelines prior to the Closing.

        3.17    Tax Matters.

          (a)   The Seller has filed all Tax returns that it was required to file, such Tax returns were correct and complete in all material respects, and all Taxes owing have been paid (whether or not showing on such Tax returns);

          (b)   The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

          (c)   There are no outstanding liens for Taxes upon the Assets of the Seller;

          (d)   The Seller has not: (A) received any written notice of deficiency or assessment from any Taxing or other Governmental Authority with respect to income Taxes or any written notice of material deficiency or assessment from any Taxing or other Governmental Authority concerning any Taxes or any material audit by any Taxing or other Governmental Authority concerning any other Taxes of Seller or (B) executed any waiver of the state of limitations with respect to any taxable period;

          (e)   No claim has ever been made by an authority in a jurisdiction where any of the Seller does not file Tax returns that it is or any be subject to taxation by that jurisdiction;

          (f)    The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party;

          (g)   The Seller has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G;

          (h)   The Seller is not a party to any income Tax allocation or sharing agreement, Tax indemnification agreement or similar arrangement that will remain in effect subsequent to the Closing;

          (i)    Seller is exempt from federal income taxation under § 501(a) of the Code, as an organization described under § 501(c)(3) of the Code;

          (j)    Seller's status as an exempt organization described in § 501(c)(3) of the Code has not been revoked or modified since it was first recognized by the Internal Revenue Service ("IRS") on March 11, 2003 (the "Determination Letter");

          (k)   Seller is not a private foundation within the meaning of § 509(a) of the Code;

          (l)    Seller's purposes, activities, and methods of operation have not changed materially since the date of Seller's organization and are not materially different from those described in Seller's Form 1023, Application for Recognition of Exemption, including any attachments and supplemental materials provided to the IRS in connection therewith (the "Application");

          (m)  Seller has operated consistently with, and there have been no changes materially affecting, the representations made in its Application, and the Determination Letter is still in effect. Seller is in compliance with the terms, conditions, and limitations of the Determination Letter;

          (n)   Seller has not received any indication or notice, written or oral, from representatives of the IRS that its exemption under § 501(c)(3) of the Code has been modified, limited, revoked, or superseded, or that the IRS is considering modifying, limiting, revoking, or superseding its exemption, and the exemption of the Seller under § 501(c)(3) of the Code is still in effect as of the date hereof. Seller has not been audited by the IRS or contacted by the IRS to schedule an audit;

          (o)   The information provided in Seller's annual information returns (Forms 990), including any accompanying schedules and statements, is true, correct, and complete;

          (p)   Seller has not undertaken any activities not disclosed in its Forms 990;

          (q)   No substantial part of Seller's activities has consisted of carrying on propaganda or otherwise attempting to influence legislation, and Seller has not participated in or intervened in any political campaign (including by publishing or distributing statements) on behalf of, or in opposition to, any candidate for public office;

          (r)   No part of Seller's net earnings inures, or has inured, to the benefit of any person having a personal and private interest in Seller's activities;

          (s)   Seller is not organized or operated for the benefit of private interests or persons controlled, directly or indirectly, by private interests and has never been so operated;

          (t)    Seller has not engaged in an unrelated trade or business within the meaning of § 513(a) of the Code;

          (u)   Compensation (including all forms of cash and noncash compensation, deferred compensation, premiums paid for liability or any other insurance coverage, and all other benefits, whether or not included in income for tax purposes, and any other economic benefit) paid to Seller's officers and employees, including those in a position to exercise substantial influence over Seller's affairs, is, and has always been, reasonable and comparable to such amounts as would ordinarily be paid for like services by like enterprises under like circumstances;

          (v)   Seller's directors are not compensated in their capacity as such;

          (w)  Compensation (including all forms of cash and non-cash compensation, whether or not included in income for tax purposes, and any other economic benefit) paid for goods or services to persons other than Seller's officers and employees is, and has always been, reasonable and comparable to such amounts as would ordinarily be paid for like goods or services by like enterprises under like circumstances;

          (x)   Seller is not a party to any suit, legal or administrative proceeding, inquiry or investigation, at law or in equity before or by any court, public board or body, pending or threatened against or affecting Seller, nor is there any basis therefore, wherein an unfavorable decision, ruling or finding would in any way question Seller's tax-exempt status or that would otherwise materially adversely affect the financial condition of Seller;

          (y)   Seller has not taken any action that would cause Seller to lose its status as an organization described in § 501(c)(3) of the Code or as an organization other than a private foundation within the meaning of § 509(a) of the Code.; and

          (z)   The Seller has reserved its reasonably anticipated Tax liability for the fiscal year in which the transaction will occur.

        3.18    Real Property.    Seller does not own any real property. Section 3.18 of the Disclosure Schedule lists all real property leased or subleased to the Seller or that the Seller has leased to any other Third Party including subsidiaries (individually, a "Leased Property" and collectively, the "Leased Properties "). Each lease and sublease listed in Section 3.18 of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect. No lessor under any of the leases set forth on Section 3.18 of the Disclosure Schedule has taken action in respect of any lease or threatened to terminate any lease before the expiration date specified in such lease. The Leased Property constitutes all real property used by the Seller and the subsidiaries in the conduct of the Business, and is adequate to conduct the operations of the Seller, there is no pending or threatened condemnation, eminent domain or similar proceeding with respect to any real property occupied by the Seller. Each Lease Property occupied by the Seller is in compliance in all material respects with all building, zoning, subdivision, health, safety and other applicable foreign, federal, state and local laws and regulations. None of the buildings, plant or structures on the Leased Properties is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material. All utility systems serving the Leased Properties are adequate for the Business, as currently conducted. To the knowledge of the Seller, sources of water are adequate in quantity and quality to support the operations of the Seller and the Leased Properties, as currently conducted. All of the fixtures located in the Leased Properties shall remain with said property when it is acquired by Buyer. The Leased Properties are and shall remain be free of any Encumbrances as of the Closing Date.

        3.19    No Broker.    No broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's, or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller or any action taken by Seller. Seller shall fully discharge all obligations to brokers or finders engaged by Seller to raise capital or to consummate the transactions which are the subject of his Agreement.

        3.20    Subsidiaries.    Seller has no subsidiaries.

        3.21    Capitalization.    Set forth in Section 3.21 of the Disclosure Schedule is the authorized capital of the Seller and an accurate statement of the outstanding ownership of Seller. Seller hereby represents and warrants that all former shareholders of the Colorado School of Professional Psychology, Inc., a Colorado corporation, which corporation merged with and into Switzer Counseling Center on February 1, 2001, ceased to be shareholders of the Colorado School of Professional Psychology, Inc. as of the effective date of the merger and all of their shares were surrendered and cancelled.

        3.22    Absence of Certain Developments.    Since December 31, 2006, there has been no (i) material adverse change in the condition, financial or otherwise, of the Seller or its assets, liabilities, properties, or business or prospectus, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Seller, (iii) issuance of capital stock (other than pursuant to (A) the exercise of options, warrants, or convertible securities outstanding at such date or (B) the conversion of convertible debt or other interest-bearing debt outstanding at such date) or options, warrants or rights to acquire capital stock (other than the rights granted to the Investors hereunder), (iv) Material Loss, destruction or damage to any property of the Seller, whether or not insured, (v) acceleration or prepayment of any indebtedness for borrowed money or the refunding of any such indebtedness, (vi) labor trouble involving the Seller or any material change in its personnel or the terms and conditions of employment, (vii) waiver of any valuable right, whether by contract or otherwise, (viii) loan or extension of credit to any officer or employee of the Seller, (ix) change in accounting methods, principles or practices used in preparing the Seller's financial statements (x) acquisition or disposition of any material assets (or any contract or arrangement therefore), or any other material transaction by the Seller otherwise than for fair value in the ordinary course of business; (xi) increase on incurrence of a material liability; (xii) incurrence of liens or other encumbrances on the assets; (xiii) failure to satisfy an obligation or a default or breach under a material obligation; (xiv) increase in employee compensation; (xv) any increase in capital expenditures in excess of $5,000 individually or $15,000 in the aggregate; and (xvi) any agreement or commitment to do any of the foregoing.

        3.23    Condition of Properties.    All facilities, Assets and other properties owned, leased or used by the Seller in the Business are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used and are presently contemplated to be used, are adequate and sufficient for the Seller's Business as now conducted and as presently contemplated to be conducted and conform in all material respects with all applicable ordinances, regulations and laws.

        3.24    Transactions with Related Parties.    Except as set forth in Schedule 3.24(a) of the Disclosure Schedule, Seller is not party to any Contract with any of the Seller's directors, officers or members or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person) (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase an tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person or (v) has borrowed money from or lent money to such Person. Additionally, except as set forth in Schedule 3.24(a), Seller does not employ as an employee or engage as a consultant any family member, spouse or relative of any of the Seller's directors, officers or members. Schedule 3.24(b) sets forth a list of all of shareholders' loans, ("Shareholders' Loans") which Seller hereby represents and warrants to Buyer have been paid off and Seller has no further obligation in connection therewith.

        3.25    Interest in Competitors.    Neither the Seller, any of its officers or, to the best of its knowledge, directors, has any interest, either by way of contact or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than the Seller that (i) is engaged in an activity similar to or competitive with any activity currently proposed to be conducted by the Seller or any of its subsidiaries or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Seller.

        3.26    Illegal or Unauthorized Payments; Political Contributions.    Neither the Seller nor, to the best of its knowledge (after reasonable inquiry of its officers and directors), any of its officers, directors, employees, agents or other representatives of the Seller or any other business entity or enterprise with which the Seller is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Seller.

        3.27    Internal Accounting Controls.    The Seller has established or is in the process of establishing a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        3.28    Suppliers.    Section 3.28 of the Disclosure Schedule lists the names of all suppliers of merchandise and/or services for the Seller within the last twenty-four (24) months in excess of Five Thousand Dollars ($5,000.00).

        3.29    Distributed Funds.    Except as set forth on Section 3.29 of the Disclosure Schedule, the Seller have not used any restricted funds to fund unrestricted operations of the Seller or for any other unauthorized or non-permitted use that is contrary to the restricted nature of such funds.

        3.30    Solvency.    Seller has not (i) made an assignment for the benefit of creditors; (ii) applied for or consented to the appointment of a receiver or trustee with respect to itself; (iii) admitted in writing its inability to pay its debts as they mature; or (iv) been the subject of a bankruptcy, insolvency, reorganization or liquidation proceeding. Seller is not insolvent and will not be rendered insolvent by the transactions contemplated hereby.

        3.31    Full Disclosure.    This Agreement, the schedules furnished contemporaneously herewith, and the other agreements, documents, certificates or written statements furnished or to be furnished to the Buyer or Buyer's Subsidiary, through the Closing Date by or on behalf of the Seller in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to the Seller which has not been disclosed herein or otherwise by the Seller which would reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business, operations, properties or prospects of the Seller, the value or utility of its Assets or the ability of the Seller to consummate the transaction contemplated herein.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

        4.1    Due Formation.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and the Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of Colorado. Each of them has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted.

        4.2    Authority to Execute and Perform Agreements.    Each of Buyer and its Subsidiary, have all requisite power, authority and approval required to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform fully their obligations hereunder and thereunder.

        4.3    Due Authorization.    Buyer has taken all actions necessary to authorize it to enter into and perform its obligations under this Agreement and all other Transaction Documents and to consummate the transactions contemplated herein and therein. This Agreement is, and as of the Closing Date, such other Transaction Documents will be, the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

        4.4    No Violation.    Neither the execution and delivery of this Agreement nor any of the other Transaction Documents nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of the Certificate of Incorporation and limited liability company agreement, with a resulting material adverse change or a Material Loss; (b) to Buyer's knowledge, violate, conflict with, or constitute a default under any Contract to which Buyer is a party or by which Buyer or its property is bound with a resulting material adverse change or a Material Loss; (c) require the consent of any party to any Contract or other agreement to which Buyer is a party or by which its property is bound; or (d) violate any laws or orders to which Buyer or its property is subject with a resulting material adverse change or a Material Loss.

        4.5    Regulatory Approvals.    All consents, approvals, authorizations and other requirements prescribed by any law or order which must be obtained or satisfied by Buyer and which are necessary for the execution and delivery by Buyer of this Agreement and all other Transaction Documents and the consummation of the transactions contemplated in this Agreement will be obtained and satisfied prior to the Closing (other than those consents being obtained by Seller as provided in this Agreement).

        4.6    No Broker.    No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's, or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer. Buyer shall fully discharge all obligations to brokers or finders engaged by Buyer to raise capital to consummate the transactions which are the subject of his Agreement.

ARTICLE 5
COVENANTS AND AGREEMENTS OF SELLER

        5.1    Operation of the Business.    To the best of its ability, between the date of this Agreement and the Closing, Seller shall conduct its Business only in the ordinary course of business, use its reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, students, landlords, creditors, employees, agents and others having business relationships with it and Seller shall not engage in any practice, take any action, or enter into any transaction which, if engaged in, taken or entered into would constitute a breach of Section 3.22. Seller shall also:

          (a)   pay Assumed Liabilities as they become due in the ordinary course of business;

          (b)   use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance carried by it as of the date hereof;

          (c)   maintain its books of account and records in the ordinary course of business;

          (d)   maintain its Assets and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

          (e)   cooperate with Buyer in making the application to the U.S. Department of Education and any other applicable regulatory bodies;

          (f)    file all Tax returns required to be filed; and

          (g)   to use its best efforts to obtain the Required Consents referred to in this Agreement.

        5.2    Notification.    Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if Seller becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's discovery of, such fact or condition. Seller shall promptly deliver a notice of such disclosure to Buyer (such notice, a "Disclosure Schedule Update"), provided, however, that such Disclosure Schedule Update shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition to Closing of Seller and if the contents of a Disclosure Schedule Update has resulted or is likely to result in a Material Adverse Effect on any of the Assets or the Business, Buyer will be entitled to terminate this Agreement, upon written notice to Seller prior to the Closing without any further liability to Buyer. For the avoidance of doubt, for purposes of determining whether Article 8 has been satisfied, any such written disclosures pursuant to this Section 5.2 shall not be taken into account.

        5.3    Reasonable Efforts.    Seller shall use its best efforts to cause the conditions in Article 8 to be satisfied.

        5.4    Employees.

          (a)   The Parties acknowledge and agree that it is the Parties' intention to orderly transition to Buyer's Subsidiary those employees of Seller who are active as of the Closing Date (with their respective Employees' Accrued Liabilities), so that seamlessly, such employees (upon acceptance of Seller's offer) become employees of Buyer's Subsidiary immediately after the Closing (the "Hired Employees"). To this end, as of the date of this Agreement, the Seller will give Buyer reasonable access to the facilities and the personnel records of Seller's employees so that Buyer can prepare for and conduct (at Buyer's discretion) pre-hiring interviews. The Hired Employees will be subject to Buyer's Subsidiary's customary employment practices and benefits. For the sake of clarity and notwithstanding anything to the contrary set forth in this Agreement, Buyer (or its Subsidiary) are not assuming any Liabilities arising in connection with Seller's breach or failure to comply with any applicable employment laws or regulations (the "Employees' Excluded Liabilities").

          (b)   Seller also acknowledges and agrees that on or before the Closing Date, Seller shall pay all payroll and payroll taxes.

        5.5    Seller's Expenses.    Seller shall bear all expenses incurred on behalf of Seller in connection with the preparation, negotiation, execution and performance of this Agreement, Schedules and Exhibits, including but not limited to: reasonable attorneys' fees and costs, appraisal fees and expenses in connection with the analysis of the consideration being paid for the Assets by Buyer and any other fees and expenses of Seller's agents, representatives, counsel, actuaries and accountants, even if the transaction contemplated by this Agreement does not close for any reason.

        5.6    Tax Returns.    The Seller shall promptly file all Tax returns for the fiscal year in which the transaction occurs and shall deliver a copy of the proposed Tax returns to Buyer at least fifteen (15) days prior to the due date (including extensions thereof) for the filing of such return(s).

        5.7    Pre-approval with U.S. Department of Education.    Seller shall submit and file, at Seller's cost and expense, with the U.S. Department of Education an application to consent to the transactions contemplated herein and shall exert its best efforts to obtain any other required Governmental Approvals, including that required for The Switzer Community Counseling Center ("Counseling Center") to maintain its status as an organization described in Section 501(c)(3) of the Code and for Seller to maintain its not-for-profit status.

        5.8    Access.    The Seller shall provide Buyer with complete access to the Seller's facilities, Books and Records and those matters specified in Article 3 of this Agreement and shall cause the Representatives of the Seller to cooperate fully with Buyer and Buyer's Representatives in connection with Buyer's due diligence investigation of the Seller and its Assets, Contracts, Liabilities, operations, records and other aspects of the Business. Buyer shall be under no obligation to continue with its due diligence investigation or to consummate the transactions contemplated by this Agreement if, at any time, the results of its due diligence investigation are not satisfactory to Buyer for any reason in its sole discretion.

        5.9    Completion of Schedules and Exhibits.    Buyer and Seller acknowledge that all of the schedules to this Agreement, including, without limitation, the Disclosure Schedule (collectively, the "Schedules") and the Cowan Employment Agreement (collectively, the "Exhibits"), may not be completed prior to the execution and delivery of this Agreement; in the event that this is the case, Seller agrees that, following the execution and delivery of this Agreement, Seller shall complete and submit all of the Schedules and Exhibits to Buyer for its review at least three (3) days prior to the Closing Date (the "Delivery Date"). Upon Buyer's receipt and review of the Schedules, Buyer and the Seller shall negotiate in good faith so that the Schedules and Exhibits shall be in such form and substance as is mutually agreeable to Buyer and the Seller. If despite the Parties' good faith negotiations, Buyer has not approved the form and contents of the Schedules and the Exhibits (or any revisions thereof) at its sole discretion prior to or on the Closing Date, Buyer shall be entitled to immediately terminate this Agreement without any further liability to Seller.

ARTICLE 6
COVENANTS AND AGREEMENTS OF BUYER

        6.1    [Intentionally Deleted].

        6.2    Reasonable Efforts.    Buyer shall use its best efforts to cause the conditions in Article 7 to be satisfied.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF SELLER

        The obligation of Seller to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

        7.1   Delivery of the consideration as provided in Section 1.4;

        7.2   The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have performed or complied with all covenants, terms and conditions to be performed by Buyer prior to Closing and delivered to Seller a certificate to this effect ("Buyer's Closing Certificate") duly signed by an authorized officer of Buyer;

        7.3   Receipt from Buyer of the documents required under Section 2.3 hereof; and

        7.4   Buyer shall cause its Subsidiary to execute and deliver the Cowan Employment Agreement and the Services Agreement required by Section 10.7(c) below.

 ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF BUYER TO CLOSE

        8.1   The obligation of Buyer to enter into and complete the Closing is subject to the fulfillment on or to the Closing Date of the following conditions, any one or more of which may be waived by it prior to the extent permitted by law:

          (a)   Seller shall not have suffered any loss of academic accreditation by the HLC or the U.S. Department of Education;

          (b)   All regulatory approvals with respect to the State of Colorado have been obtained by Seller at Seller's expense with respect to the transactions contemplated herein;

          (c)   Receipt of (i) pre-approval of the change of ownership to be effected pursuant to the Transaction from the U.S. Department of Education, and (ii) any other necessary regulatory, governmental or other Third Party consents or approvals;

          (d)   Approval of the change of ownership of the Business from the HLC;

          (e)   No loss of Title IV status;

          (f)    The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, and Seller shall have performed or complied with all covenants, terms and conditions to be performed by Seller prior to Closing and delivered to Buyer a certificate to this effect ("Seller's Closing Certificate") duly signed by an authorized officer of Seller;

          (g)   The completion of a Bulk Sale Notice, if any;

          (h)   Receipt of all necessary Permits to own and operate the facilities comprising the Business;

          (i)    Buyer's satisfaction with respect to the Assumed Liabilities and proof of the payment or satisfaction in full by the Seller of the Excluded Liabilities;

          (j)    Satisfactory completion (as determined by Buyer in its sole discretion) of Buyer's due diligence review of Seller, the Assets and the Business;

          (k)   No violation of any material Contracts;

          (l)    No Material Adverse Change in the Seller's financial condition, Business or Assets (including, without limitation, the composition of the faculty as of the Closing);

          (m)  Final approval of the Transaction by the Board of Directors of the Seller;

          (n)   Any other approvals reasonably determined to be appropriate by the Buyer after completion of due diligence;

          (o)   Delivery by Seller of all of the items required under Section 2.2 hereof;

          (p)   Signed releases in the form and substance reasonably acceptable to Buyer's counsel, from each of the holders of Shareholders' Loans;

          (q)   The Schedules and Exhibits shall have been completed and delivered to Buyer in a form and substance satisfactory to Buyer. Furthermore, any Disclosure Schedule Update that may be required between the Delivery Date and the Closing Date, shall not disclose any Material Adverse Change in any of the information set forth therein; and

          (r)   The absence of any order issued by any Governmental Authority that prohibits the consummation of the proposed Transaction.

 ARTICLE 9
NOTICE OF EXCLUSIVITY

        9.1    Exclusivity.    Until such time as this Agreement shall be terminated pursuant to Section 9.1, or the Closing consummated, Buyer will have a period of exclusivity, during which neither the Seller not shall, directly or indirectly, through any Representative or affiliates or agents, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to the Seller, the Assets or the Business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination (an "Acquisition Proposal"). Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by any of the Seller.

ARTICLE 10
POST-CLOSING COVENANTS

        10.1    Further Assurances.    Promptly following the Closing Date, Seller shall stop using the trade names being transferred within the Assets hereunder, and shall take all actions necessary, as Buyer may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

        10.2    Mail.    Seller hereby irrevocably authorize Buyer and/or its Subsidiary after the Closing to receive and open all mail and other communications received by Buyer and relating to the Business or the Assets and addressed or directed to the Seller and to act with respect to such communications in such manner as Buyer may elect, and to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by Buyer and which relate to its Business or the Assets. The Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller after the Closing that relates to the Business or the Assets. In addition, in the event that any payment on assets included in the Assets is received by Seller after the Closing Date, the Seller will remit such amounts to Buyer as soon as practicable (and in any event within two (2) Business Days following receipt thereof).

        10.3    Sales Tax.    Seller shall be solely responsible for the payment of any state or local sales, gross receipts, value added, use or similar transfer taxes that are applicable to or imposed on or as a result of the transfer of assets under this Agreement ("Transfer Taxes"), regardless of the party upon whom such Transfer Taxes are imposed under Laws.

        10.4    Students and other Business Relationships.    After the Closing, the Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of the Seller existing prior to the Closing and relating to the Business, including relationships with students, lessors, employees, regulatory authorities, licensors, customers, suppliers and others.

        10.5    Confidentiality.    Seller acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Business and the Assets. Therefore, Seller acknowledges and agrees from and after the Closing not to disclose or use for his, her or its own account or for the benefit of any Third Party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Seller, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Seller's fault or the fault of any other Person bound by a duty of confidentiality to Buyer or the Seller.

        10.6    Tax Returns.    Seller shall pay any and all federal, state, local and other Taxes imposed or assessed at any time upon any of the Business or any of its Assets or with respect to any receipts, income, sales, transactions or other business activities of any of the Business with respect to the period through the close of the Closing and any period ended before that time. Any amount owed by Seller pursuant to the immediately preceding sentence shall be paid within the later of fifteen (15) days after Buyer's request for such payment and five (5) days prior to the date on which the Buyer is required to pay or cause to be paid any such Tax.

        10.7    U of R Foundation.

          (a)   At or immediately after the Closing, Seller's current tax identification number and qualification as a Section 501(c)(3) tax exempt organization under the IRC, shall be retained and Seller's name will be changed with the Secretary of State of Colorado to University of the Rockies Foundation (the "U of R Foundation"). The Switzer Community Counseling Center will continue to operate as a wholly-owned subsidiary of the U of R Foundation.

          (b)   As soon as practicable after the Closing, the Parties shall mutually agree upon an escalated schedule over a four-year period for funding the U of R Foundation. This escalated funding is based on the premise that such funding will be available from operating cash flow arising from the growth of University of the Rockies, LLC after the Closing. In the event that Seller and Buyer cannot reach an agreement on such escalated schedule, the Parties' only and exclusive remedy shall be to submit such dispute to a Qualified Accountant who will make a final determination on the escalated schedule. The fees, expenses and costs of the Qualified Accountant shall be borne by Seller and Buyer in inverse proportion as each of them may prevail on the matters resolved by the Qualified Accountant, which pro-rata allocation will also be determined by the Qualified Accountant and be included in its final decision.

          (c)   At Closing, the Parties shall execute an mutually acceptable services agreement between the Subsidiary and the Counseling Center (the "Services Agreement") providing for field education training for the Subsidiary's psychology students.

          (d)   After Closing, Seller shall (i) not engage in any activities or take any action that is inconsistent with or materially different from the activities described in Seller's Application; (ii) continue to operate in compliance with the terms, limitations and conditions of Seller's Determination Letter; and (iii) not take any action that would cause Seller to lose its status as an organization described in § 501(c)(3) of the Code or as an organization other than a private foundation within the meaning of § 509(a) of the Code.

        10.8    Transitional Activity.    Hired Employees as defined in Section 5.4(a) above, shall be allowed and expected to continue and complete the administrative duties of the Seller relating to the continuance of the tax exempt organization, the subsequent U of R Foundation and the operation of the Counseling Center until such time the Services Agreement referred to in Section 10.7(c) above is executed and delivered by the Parties hereto.

ARTICLE 11
INDEMNIFICATION

        11.1    Obligation to Indemnify

          (a)   Seller agrees to indemnify, defend and hold harmless Buyer its officers, directors and affiliates from and against all Losses resulting from or arising out of (i) the Excluded Assets and Excluded Liabilities, (ii) a breach of any of its representations, warranties, covenants and agreements contained herein, or in any Transaction Document; (iii) any action brought by any donors against the Seller or the Buyer for the failure of the Counseling Center to maintain an appropriate composition of Assets in amounts needed to comply with all donor restrictions and to maintain its 501(c)(3) status; (iv) any Liability imposed upon Buyer by reason of Buyer's status as transferee of Seller's Business or Assets or by reason of non-compliance with the bulk-transfer provisions of applicable law in connection with the transactions contemplated hereby; (vi) any

  Liability for any pre-Closing Tax liability of Seller or any Tax owed by Seller in connection with the consummation of the transactions contemplated herein; (vii) the Shareholders' Loans and any Liabilities relating thereto; or (viii) payments owed to the U.S. Department of Education or other applicable Governmental Agencies for any actions or inactions prior to and up to the Closing Date.

          (b)   Buyer agrees to indemnify, defend and hold harmless the Seller, its officers, directors and affiliates from and against all Losses resulting from or arising out of (i) obligations arising from the conduct of the Business subsequent to Closing and (ii) a breach of any of its representations and warranties, covenants and agreements, and (iii) failure to pay an Assumed Liability.

          (c)   The term "Losses" as used in this Article 11 is not limited to matters asserted by Third Parties against Seller or Buyer, but includes Losses incurred or sustained by any of them in the absence of Third Party claims and also include any fines, interest, or payments owed to the U.S. Department of Education or other applicable governmental agencies for improper use of funds. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.

          (d)   Seller hereby agrees that Buyer shall be entitled to offset against the Note the amount of any Losses (including, without limitation, the Shareholders' Loans) incurred by Buyer as set forth in Subsection (a) above; provided, however, that such offset right shall not limit any other remedies of Buyer hereunder.

        11.2    Notice of Asserted Liability.    Promptly after Buyer or Seller becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article 11 the party becoming aware of such facts, condition or event shall notify the other party in the manner provided in Section 13.1 of this Agreement (the "Claims Notice") to the other party. All Claims Notices must be delivered within the time periods set forth in Section 11.5. The party entitled to indemnification ("Indemnitee") shall deliver the Claims Notice to the other party ("Indemnitor"). The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") against Indemnitee, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by Indemnitee. Failure of Indemnitee to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Upon Indemnitor's request, Indemnitee shall provide Indemnitor with such reasonable documentation as Indemnitor shall request pertaining to any claim(s) made by Indemnitee. Claims may only be brought by delivery of the Claims Notice during the periods set forth in Section 11.5 hereof.

        11.3    Opportunity to Defend.    Indemnitor may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that Indemnitor may not compromise or settle any Asserted Liability without the consent of Indemnitee, such consent not to be unreasonably withheld, unless such compromise or settlement requires no more than a monetary payment for which Indemnitee and any other indemnifiable Parties hereunder are fully indemnified or involves other matters not binding upon Indemnitee or such other indemnifiable Parties. If Indemnitor elects to compromise or defend such Asserted Liability, it shall within 15 days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnitee of its intent to do so and Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If Indemnitor elects not to compromise or defend any Asserted Liability, fails to notify Indemnitee of its election as herein provided or contests its obligation to indemnify, Indemnitee may pay, compromise or defend such Asserted Liability without prejudice to any right it may have hereunder. In any event, each of Buyer and Seller may participate, at its own expense, in the defense of any Asserted Liability in respect of which it may have an indemnification obligation under Section 11.1. If either Party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other Party any books, records or other documents within such party's control that are reasonably necessary or appropriate for such defense.

        11.4    Exclusive Remedy.    The indemnification provided for in Article 11 hereof, (including without limitation, Buyer's offset rights set forth in Section 11.1(d)), shall be the exclusive remedy of all Parties to this Agreement except for acts of any Party that are alleged to be fraudulent.

        11.5    Statute of Limitations.    Except for Sections 3.1 (Organization), 3.2 (Authority to Execute and Perform Agreement), 3.3 (Enforceability) and 3.10 (Personal Property), the representations, warranties and covenants shall each survive for the later of the appropriate statute of limitations or four (4) years from the Closing. The representations and warranties in Sections 3.1, 3.2, 3.3 and 3.10 shall survive indefinitely. Covenants contained in this Agreement that by its own terms survive the Closing shall survive as provided for in each such corresponding section.

        11.6    Risk of Loss.    From the date hereof through the Closing Date, all risk of loss or damage to the Assets shall be borne by the Seller, and thereafter shall be borne by Buyer. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of the Business, the Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which the Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to the Sellers within ten (10) calendar days after receipt of Seller's notice or if there is not 10 calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and to such indemnification for any uninsured portion of such loss pursuant to this Article 11, (b) excluding such Assets from this Agreement or (c) terminating this Agreement in accordance with Article 12.

ARTICLE 12
TERMINATION OF AGREEMENT

        12.1    Termination.    This Agreement may be terminated prior to the Closing as follows:

          (a)   at the election of Seller, if any one or more of the conditions to its obligation to close has not been fulfilled as of September 30, 2007, unless the delay in the Closing is due to Seller's material breach of this Agreement, and such breach has not been cured within five (5) days from receipt of Buyer's written notice of breach.

          (b)   at the election of Buyer, if any one or more of the conditions to its obligation to close has not been fulfilled as of September 30, 2007, unless Buyer is then in material breach of this Agreement, and such breach has not been cured within five (5) days from receipt of Seller's written notice of breach.

          (c)   at any time on or prior to the Closing Date, by mutual written consent of Seller and Buyer.

        In the event that Buyer or Seller, as the case may be, elects to terminate this Agreement pursuant to Section 12.1(a) and (b), hereof, the terminating party shall deliver a notice to the other Party or Parties to this Agreement declaring its election to so terminate this Agreement in accordance with the provisions of Section 12.l (a) and (b), as the case may be, and setting forth in detail therein the basis for such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Sections 5.5 and 13.14.

 ARTICLE 13
MISCELLANEOUS

        13.1    Notices.    All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission or electronic email transmission (with returned receipt), or (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

  If to Buyer, to:

    Bridgepoint Education, Inc.
    13500 Evening Creek Drive North, Suite 600
    San Diego, CA 92128
    Fax: (858) 513-9239
    Attention: Chief Executive Officer

    with a copy (that shall not constitute notice) to:

    Sheppard, Mullin, Richter & Hampton LLP
    12275 El Camino Real, Suite 200,
    San Diego, CA 92130-2006
    Fax: (858) 509-3691
    Attention: Richard L. Kintz

  If to the Seller, to:

    Colorado School of Professional Psychology
    555 E. Pikes Peak Avenue, #108,
    Colorado Springs, Colorado 80903-3612
    Fax: (719) 389-0359
    Attention: President and Chief Executive Officer

        Any party may by notice given in accordance with this Section 13.1 to the other Parties designate another address or person for receipt of notices hereunder.

        13.2    Entire Agreement.    This Agreement (including the Schedules hereto) contains the entire agreement of the Parties with respect to the purchase of the Assets and related transactions, and supersedes all prior agreements written or oral with respect thereto including without limitation that certain Term Sheet between the Parties dated August 1, 2007.

        13.3    Waivers and Amendments Non-Contractual Remedies.    This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

        13.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Colorado applicable to agreements made and to be performed entirely within such State, without regard to conflicts-of-laws principles that would require the application of any other law.

        13.5    Jurisdiction; Service of Process.    Any Proceeding arising out of or relating to this Agreement or any Transaction shall be brought solely in federal courts in Colorado Springs, Colorado, and each of the Parties irrevocably submits to the exclusive jurisdiction of such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Transaction in any other court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to herein may be served on any Party anywhere in the world.

        13.6    Binding Effect, Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by any Party without the written consent of the other Party hereto; provided, however, that Buyer, in its sole discretion, may assign this Agreement (and all of Buyer's rights and obligations hereunder), in whole or in part, to any wholly-owned subsidiary of Buyer without the prior consent or approval of Seller. Any assignment or attempted assignment in violation of this Section shall be void.

        13.7    No Third Party Beneficiaries.    Nothing in this Agreement is intended or shall be construed to give any person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Without limiting the generality of the foregoing, no provision in this Agreement shall create any Third Party beneficiary or other right in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Buyer or Seller or in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan.

        13.8    Counterparts.    This Agreement may be executed by the Parties in multiple counterparts and transmitted by facsimile or by electronic mail in "portable document format" ("PDF") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a Party's signature. Each such counterpart and facsimile or .PDF signature shall constitute an original and all of which together shall constitute one and the same original.

        13.9    Schedules.    The Disclosure Schedules are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, paragraphs and Schedules shall be deemed references to such parts of this Agreement unless otherwise specified.

        13.10    Headings.    The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

        13.11    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

        13.12    Time of Essence.    Time is of the essence for each and every provision of this Agreement.

        13.13    Attorneys' Fees.    If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        13.14    Parties' Expenses.    Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

        13.15    Public Announcements.    Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer and the Seller mutually determine (if prior to the Closing) and as Buyer shall determine (if following the Closing). Except with the prior written consent of Buyer or as permitted by this Agreement, no Party (if prior to the Closing) or Seller (if following the Closing) shall disclose to any Person any information about, or the terms of, the transactions contemplated hereby.

        13.16    Further Assurances.    Seller shall cooperate with Buyer in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon request to Buyer other such further information; (ii) execute and deliver to Buyer such other documents; and (iii) do such other acts and things, all as Buyer may reasonably request for the purpose of carrying out the intent of this Agreement.

        13.17    Bulk Sales Laws.    The Parties hereby waive compliance with the bulk sales laws of any state in which any Assets are located or in which any Seller's Business is conducted. This waiver does not affect the Seller's obligations under Section 11.1.

        13.18    Consultation with Counsel; Negotiated Agreement.    Each Party hereto has consulted or has had the opportunity to consult with counsel of its choice. This Agreement was prepared following the negotiation of the provisions contained herein, and constitutes the agreement of all Parties hereto. The Parties to this Agreement agree that any interpretation of the provisions and terms contained herein shall not be interpreted against the party responsible for the drafting of this Agreement.

ARTICLE 14
DEFINITIONS

        As used herein, the terms below shall have the following meanings. The use of Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

        "Accounts Receivable" shall mean all accounts and notes receivable (whether current or non-current), refunds, work in process and unbilled time, deposits, prepayments or prepaid expenses excluding without limitation any prepaid insurance premiums of Seller which are related to the Business.

        "Agreement" is defined in the preamble hereof.

        "Ancillary Agreements" shall mean those agreements that are Exhibits to this Agreement.

        "Application" is defined in Section 3.17(l) hereof.

        "Asserted Liability" is defined in Section 11.2 hereof.

        "Assets" is defined in Section 1.1 hereof.

        "Assignment and Assumption Agreement" is defined in Section 2.2(c) hereof.

        "Assumed Liabilities" is defined in Section 1.3 hereof.

        "Bill of Sale " is defined in Section 2.2(a) hereof.

        "Books and Records" means originals or copies of all of Seller's books and records relating to the Business, including books of account, minute books, and accounting records, sales data, customer lists, information relating to customers, supplier lists, mailing lists, brochures, advertising materials, business and marketing plans, and operating records of every kind.

        "Bridgepoint" is defined in the preamble hereof.

        "Buyer" is defined in the preamble hereof.

        "Buyer's Closing Certificate" is defined in Section 7.2 hereof.

        "Cash Flow Determination" is defined in Section 1.6 hereof.

        "Claims Notice" is defined in Section 11.2 hereof.

        "Closing" is defined in Section 2.1 hereof.

        "Closing Balance Sheet" is defined in Section 1.5(a) hereof.

        "Closing Date" is defined in Section 2.1 hereof.

        "Code" is defined in Section 3.14(b)(1) hereof.

        "Confidential Information" means any and all information disclosed hereunder related to a Party, any of its subsidiaries or any of its affiliates, including, but not limited to, agreements, documentation, financial information, administrative and business records, notes, memoranda, analysis, studies, governmental licenses, employee records, prices, discounts, customer lists, vendors, products, business plans and/or projections, knowledge, products, materials, financials, proprietary information, technical data, trade secrets, know-how, copyrights, patents, trademarks, intellectual property—any of which is not generally known—and all other proprietary information of a Party, whether in written, oral, magnetic or other machine-readable format, prepared by a Party or on its behalf by its directors, officers, shareholders, partners, members, trustees, managers, employees, agents and other representatives (including advisers, attorneys, accountants, financial advisers and potential financing sources) which contain or otherwise reflect such Confidential Information, together with any and all copies, extracts or other reproductions thereof.

        "Consideration" is defined in Section 1.4 hereof.

        "Contract" means any written agreement, contract (including, without limitation, all faculty employment contracts), note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, lease, royalty agreement, confidentiality agreement, marketing agreement, distribution agreement, sales representative agreement, agency agreement, registration rights agreement, instrument, obligation or commitment to which the Seller is a party or is bound.

        "Counseling Center" is defined in Section 5.7 hereof.

        "Cowan Employment Agreement" is defined in Section 2.2(j) hereof.

        "Delivery Date" is defined in Section 5.9 hereof.

        "Determination Letter" is defined in Section 3.17(j) hereof.

        "Disclosure Schedule" is defined in the intro paragraph of Article 3 hereof.

        "Disclosure Schedule Update" is defined in Section 5.2 hereof.

        "Domain Name" is defined in Section 1.1(d) hereof.

        "Employees' Accrued Liabilities" is defined in Section 3.13(a).

        "Employees' Excluded Liabilities" is defined in Section 5.4(a).

        "Encumbrances" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

        "Environmental Law(s) or Order" or "Environmental Law" means all laws or orders which regulate or relate to the protection or clean-up of the environment or the disposal of Hazardous Materials, including orders, demand letters or claims under the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) ("RCRA"), Safe

Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. § 300f-300j-26), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) ("CERCLA"), or any other similar federal, state or local law of similar effect, each as amended).

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "Excluded Assets" is defined in Section 1.2 hereof.

        "Excluded Liabilities" is defined in Section 1.3 hereof.

        "Exhibits" is defined in Section 5.9 hereof.

        "Final Balance Sheet" is defined in Section 1.5(c) hereof.

        "Financial Statements" are defined in Section 3.6 hereof.

        "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, spare parts, office supplies, equipment and other tangible personal property owned by Seller and used in connection with, and located at any office or other facility of, the Business.

        "GAAP" means generally accepted accounting principles in the United States of America.

        "Governmental Authority" means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental body of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) or official of any of the foregoing.

        "Hazardous Materials " are defined in Section 3.8 hereof.

        "Hired Employees" is defined in Section 5.4(b) hereof.

        "HLC" is defined in Recital A hereof.

        "Indemnitor" is defined in Section 11.2 hereof.

        "Indemnitee" is defined in Section 11.2 hereof.

        "Intellectual Property" is defined in Section 3.11 hereof.

        "Intellectual Property Assets" is defined in Section 3.11 hereof.

        "Interim Balance Sheet" are defined in Section 3.6 hereof.

        "Interim Balance Sheet Date" are defined in Section 3.6 hereof.

        "IRS " is defined in Section 3.17(j) hereof.

        "Liability" or "Liabilities" means, with respect to any Person, any liability or obligation of such Person of any kind, short or long term, character or description, whether known or unknown, absolute or contingent, unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

        "Leased Properties" is defined in Section 3.18 hereof.

        "Losses" means all losses, costs, claims, liabilities, damages, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of litigation, losses in connection with any Environmental Law (including without limitation any clean-up, remedial, corrective or responsive action), lost profits and other losses resulting from any shut down or curtailment of operations, damages to the environment, attorneys' fees, and all amounts paid in the investigation, defense or settlement of any of the foregoing that arises as a result of those matters described in Section 11.1 hereof.

        "Material Adverse Effect" or "Material Adverse Change" means any circumstance, change, event, development or effect (except to the extent arising from or relating to general business or economic conditions affecting the Business), that, individually or in the aggregate, is or would reasonably expected to result in a Material Loss or to be materially adverse to the Business or the Assets, financial condition or results of operations of the Seller, taken as a whole, or materially adversely affects the ability of Seller to consummate the transactions contemplated hereby, including the loss of any education accreditation or Permit or an investigation initiated by a Governmental Authority in connection therewith.

        "Material Loss" means a single loss in excess of $5,000 regardless of whether or not it is covered by insurance.

        "New Foundation" is defined in Section 10.7 hereof.

        "Note" is defined in Section 1.4(b) hereof.

        "Party" or "Parties" is defined in the preamble hereof.

        "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

        "Person" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

        "Proceeding" is defined in Section 3.9 hereof.

        "Projected Cash Shortfall Amount" is defined in Section 1.6 hereof.

        "Qualified Accountant" is defined in Section 1.5(c) hereof.

        "Representative" means any officer, director, principal, attorney, agent, employee or representative.

        "Required Consents" is defined in Section 3.5 hereof.

        "Schedules" is defined in Section 5.9 hereof.

        "Seller" is defined in the preamble hereof.

        "Seller's Closing Certificate" is defined in Section 8.1(f) hereof.

        "Shareholders' Loans" is defined in Section 3.24(b) hereof.

        "Subsidiary" is defined in Recital C hereof.

        "Tax" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other Contract.

        "Third Parties" or "Third Party" means any party other than Seller or Buyer or its Subsidiary.

        "Transaction" means the sale of the Assets and the assumption of the Assumed Liabilities as described herein.

        "Transaction Document(s)" means the agreements, exhibits, certificates, documents or instruments to be delivered pursuant to this Agreement.

        "Transfer Taxes " is defined in Section 10.3 hereof.

        "U of R Foundation" is defined in Section 10.7(a) hereof.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

"BUYER"

Bridgepoint Education, Inc., a Delaware corporation

By:	/s/ ANDREW S. CLARK Andrew S. Clark, Chief Executive Officer

University of the Rockies, LLC, a Colorado limited liability company

By:	Bridgepoint Education, Inc., a Delaware Corporation, its Sole Member

	By:	/s/ ANDREW S. CLARK Andrew S. Clark, Chief Executive Officer

The Colorado School of Professional Psychology, a Colorado non-profit corporation

By:	/s/ EMORY G. COWAN Emory G. Cowan, Jr. Ph.D., President and Chief Executive Officer

[Signature Page to Asset Purchase and Sale Agreement]

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  Exhibit 2.2
ASSET PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
BRIDGEPOINT EDUCATION, INC.
AND
THE COLORADO SCHOOL OF PROFESSIONAL PSYCHOLOGY
SEPTEMBER 12, 2007
TABLE OF CONTENTS
LIST OF EXHIBITS
ASSET PURCHASE AND SALE AGREEMENT
RECITALS
AGREEMENT
ARTICLE 1 PURCHASE OF ASSETS
ARTICLE 2 CLOSING
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE 5 COVENANTS AND AGREEMENTS OF SELLER
ARTICLE 6 COVENANTS AND AGREEMENTS OF BUYER
ARTICLE 7 CONDITIONS TO THE OBLIGATIONS OF SELLER
ARTICLE 8 CONDITIONS TO THE OBLIGATIONS OF BUYER TO CLOSE
ARTICLE 9 NOTICE OF EXCLUSIVITY
ARTICLE 10 POST-CLOSING COVENANTS
ARTICLE 11 INDEMNIFICATION
ARTICLE 12 TERMINATION OF AGREEMENT
ARTICLE 13 MISCELLANEOUS
ARTICLE 14 DEFINITIONS